Exhibit (g)(28)

Janus Investment Fund

December 6, 2018

State Street Bank and Trust Company

One Iron Street

Boston, MA 02210

Attention:    Michael Timcoe

RE:	Amended and Restated Custodian Contract dated August 1, 2005, as amended, by and among Janus Investment Fund and State Street Bank and Trust Company

Dear Mr. Timcoe:

Pursuant to Paragraph 3.2.8 and Paragraph 15 of the Amended and Restated Custodian Contract dated August 1, 2005 by and among Janus Investment Fund (the “Fund”) on behalf of the portfolios listed in Appendix A (each a “Portfolio”), and State Street Bank and Trust Company (“Custodian”) (the “Agreement”), the Fund hereby gives notice to terminate the Agreement. The parties acknowledge and agree that the Agreement shall (i) continue in full force and effect through and including the date that all Portfolio assets have been delivered to the Fund’s successor custodian and the Custodian is no longer providing any services under the Agreement (the “Termination Date”), and (ii) terminate as of the close of business on the Termination Date. The parties further (i) acknowledge that the Termination Date is expected to occur on or about March 8, 2019, and (ii) agree that the Termination Date may be advanced or delayed as agreed to by the parties, except that the Termination date may not occur sooner than 30 days from the date hereof with respect to Paragraph 3.2.8 of the Agreement, or 90 days from the date hereof with respect to Paragraph 15. A Secretary’s Certificate containing resolutions appointing a successor custodian, as approved by the Fund’s Board of Trustees, is attached as Appendix B.

The Custodian shall assist the Fund during the transition in accordance with the terms of the Agreement. The Fund shall provide the Custodian with written instructions relating to such transfer, as required under the Agreement. This letter agreement may be amended only upon written agreement of the parties.

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Exhibit (g)(28)

Please indicate your agreement to the foregoing by signing below, and your agreement to waive any notice requirement under the Agreement.

Best Regards,

JANUS INVESTMENT FUND

By:	/s/ Jesper Nergaard
Name:	Jesper Nergaard
Title:	VP, Treasurer

Acknowledged this 10th day of December, 2018.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

Exhibit (g)(28)

APPENDIX A

List of Janus Investment Fund Portfolios as of December 6, 2018

Janus Henderson Adaptive Global Allocation Fund

Janus Henderson All Asset Fund

Janus Henderson Asia Equity Fund

Janus Henderson Balanced Fund

Janus Henderson Contrarian Fund

Janus Henderson Diversified Alternatives Fund

Janus Henderson Dividend & Income Builder Fund

Janus Henderson Emerging Markets Fund

Janus Henderson Emerging Markets Managed Volatility Fund

Janus Henderson Enterprise Fund

Janus Henderson European Focus Fund

Janus Henderson Flexible Bond Fund

Janus Henderson Forty Fund

Janus Henderson Global Allocation Fund – Conservative

Janus Henderson Global Allocation Fund – Growth

Janus Henderson Global Allocation Fund - Moderate

Janus Henderson Global Bond Fund

Janus Henderson Global Equity Income Fund

Janus Henderson Global Income Managed Volatility Fund

Janus Henderson Global Life Sciences Fund

Janus Henderson Global Real Estate Fund

Janus Henderson Global Research Fund

Janus Henderson Global Select Fund

Janus Henderson Global Technology Fund

Janus Henderson Global Unconstrained Bond Fund

Janus Henderson Global Value Fund

Janus Henderson Government Money Market Fund

Janus Henderson Growth and Income Fund

Janus Henderson High-Yield Fund

Janus Henderson International Managed Volatility Fund

Janus Henderson International Opportunities Fund

Janus Henderson International Small Cap Fund

Janus Henderson International Value Fund

Janus Henderson Large Cap Value Fund

Janus Henderson Mid Cap Value Fund

Janus Henderson Money Market Fund

Janus Henderson Multi-Sector Income Fund

Janus Henderson Overseas Fund

Janus Henderson Research Fund

Janus Henderson Select Value Fund

Janus Henderson Short-Term Bond Fund

Janus Henderson Small Cap Value Fund

Janus Henderson Strategic Income Fund

Janus Henderson Triton Fund

Janus Henderson U.S. Growth Opportunities Fund

Janus Henderson U.S. Managed Volatility Fund

Janus Henderson Value Plus Income Fund

Janus Henderson Venture Fund

Exhibit (g)(28)

APPENDIX B

CERTIFICATE OF SECRETARY

I, Kathryn Santoro, being duly appointed Secretary of Janus Investment Fund (“JIF”), certify that the JIF Board of Trustees unanimously approved the following resolutions at meeting duly called, convened and held on October 5, 2017, at which a quorum of the Trustees was present and acting throughout and that such resolutions have not been amended or altered in any material respect:

Appointment of BNP as Custodian, Approval of Custody Agreement and Termination of State Street Bank

RESOLVED, that BNP Paribas, acting through its New York branch (“BNP(NY)”), is hereby appointed as the Custodian of Janus Investment Fund and Janus Aspen Series (each, a “Trust” and together, the “Trusts”), replacing the previous Custodian, State Street Bank and Trust Company (“State Street Bank”), to be effective concurrently with the termination of the custody agreement with State Street Bank as determined by the officers of the Trusts;

FURTHER RESOLVED, that the form of Custody Agreement (the “Custody Agreement”) between each Trust and BNP(NY) be, and it hereby is, approved, together with such changes and modifications as the officers of the Trust executing the same on behalf of the Trust may, with the advice of Trust counsel, approve, such execution being conclusive proof of the approval by the Board;

FURTHER RESOLVED, that the officers of the Trust are authorized to provide notice of the termination of the custody agreement between each Trust and State Street Bank, in order to effectuate the appointment of BNP(NY) and to replace State Street Bank as custodian to each Trust;

Approval of Foreign Custody Manager

FURTHER RESOLVED, that the Trustees appoint and delegate to BNP(NY) the responsibilities of a Foreign Custody Manager (the “FCM”) and Primary Custodian with respect to the Trust’s foreign assets pursuant to the terms of the proposed Custody Agreement, to be effective concurrently with the termination of the custody agreement with State Street Bank as determined by the officers of the Trusts;

FURTHER RESOLVED, that the Trustees determine that (i) such Custody Agreement requires the FCM to act with reasonable care, diligence and prudence in performing the delegated responsibilities and requires the FCM to determine that the Trust’s foreign assets will be subject to

Exhibit (g)(28)

reasonable care; and (ii) it is reasonable to rely on the FCM to perform the delegated responsibilities; and

FURTHER RESOLVED, that the Trustees of the Trusts hereby authorize the officers of the Trusts and representatives of Janus Capital to take such action as deemed appropriate or necessary to implement the foregoing resolutions.

                Dated as of December 6, 2018

/s Kathryn Santoro
Kathryn Santoro
Secretary

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